Exhibit 10.6

FirstSun Capital Bancorp

2017 Equity Incentive Plan

Effective June 19, 2017

1.	General.

(a)	Establishment. FirstSun Capital Bancorp, a Delaware corporation (the “Company”), hereby establishes the FirstSun Capital Bancorp 2017 Equity Incentive Plan (the “Plan”), as it may be amended and restated from time to time. Capitalized terms shall have the respective meanings set forth in Section 16.

(b)	Purpose. The Plan is intended to provide eligible persons, who are designated by the Board of Directors of the Company (the “Board”) to participate in the Plan, with equity-based incentives to: (i) attract and retain them, (ii) provide additional compensation incentives to them, and (iii) create in them a direct interest in the future success of the operations of the Company.

(c)	Effective Date & Approval by Shareholders. The Effective Date of the Plan (the “Effective Date”) is June 19, 2017, the date of its adoption by the Board. The effectiveness of the Plan shall be subject to approval by the shareholders of the Company within 12 months before or after the date the Plan is adopted by the Board. Such approval shall be obtained in the manner and to the degree required under applicable laws. Awards may be granted prior to shareholder approval, but no Award may be exercised or settled until the Plan is approved by the shareholders, and if the Plan is not so approved within 12 months, the Plan, and all Awards granted under the Plan, shall be null and void.

(d)	Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.

(e)	Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Performance Share Awards, (vi) Performance Compensation Awards, and (vii) Other Stock Awards.

2.	Administration.

(a)	Administration by the Board. The Plan shall be administered by the Board.
(b)	Powers of Board. The Board shall have the following powers, subject to the limitations specifically set forth in the Plan:

(i)             to determine from time to time (1) which of the persons eligible under the Plan shall be granted Awards; (2) when and how each Award shall be granted; (3) what type or combination of types of Award shall be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a Participant shall be permitted to receive cash or shares of Common Stock pursuant to an Award; (5) the number of shares of Common Stock with respect to which an Award shall be granted; and (6) the Fair Market Value applicable to an Award.

(ii)            to construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii)           to settle all controversies regarding the Plan and Awards granted under it.

(iv)           to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan.

(v)            to suspend or terminate the Plan at any time, subject to the limitations set forth in Section 12.

(vi)           to amend the Plan or any Award in any respect the Board deems necessary or advisable; provided, however, except as provided in Section 11 relating to Capitalization Adjustments, shareholder approval shall be required for any amendment of the Plan that (1) increases the number of shares of Common Stock available for issuance under the Plan, (2) expands the class of individuals eligible to receive Awards under the Plan, (3) increases the benefits accruing to Participants under the Plan or reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (4) extends the term of the Plan, (5) expands the types of Awards available for issuance under the Plan, or (6) alters the Performance Criteria as set forth in Section 16. Shareholder approval shall also be obtained where required by any federal or state law or regulation or the rules of any stock exchange on which the shares of Common Stock may then be listed. Except as provided above, rights under any Award granted before an amendment of the Plan shall not be impaired by any such amendment to the Plan or by an amendment of such Award (provided that an amendment that impairs or causes loss of Incentive Stock Options status shall not be treated as an impairment), except with the written consent of the affected Participant or where necessary or advisable to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with (or within an exemption from) Section 409A of the Code or other tax, securities or other laws.

(vii)          to submit any amendment to the Plan for shareholder approval.

(viii)         to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the Performance Goals, the Performance Period(s) and the number of Performance Shares earned by a Participant;

(ix)            to decide whether and to what extent Awards shall be structured as Performance Compensation Awards intended to comply with Code Section 162(m) requirements for the performance-based exception.

(x)             to designate an Award (including a cash bonus) as a Performance Compensation Award and to select the Performance Criteria that will be used to establish the Performance Goals;

(xi)            generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xii)           to adopt such procedures, addenda and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States, to the extent that such participation is desired by the Board.

(xiii)         to delegate, to the extent permitted by applicable law (e.g., Delaware §157(c)), its authority to one or more Officers of the Company with respect to Awards, provided, however, that such delegation may not apply to Awards involving Covered Employees or “insiders” (within the meaning of Section 16 of the Exchange Act) on or after the date the Company becomes Publicly-Traded.

(c)	Delegation to Committee.

(i)             General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, and references in this Plan to the Board shall thereafter be to the Committee, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Acts of a majority of the Committee at which a quorum is present, or acts reduced to or approved in writing by unanimous consent of the member of the Committee, shall be valid acts of the Committee.

(ii)            Section 162(m) and Rule 16b-3 Compliance. To the extent that the Board determines that an Award (such as Performance Compensation Awards made pursuant to Section 8) made under the Plan should be exempt from the rules of Code Section 162(m) or that Rule 16b-3 applies, the Committee approving such Award or otherwise taking action with respect to such Award shall consist, as applicable, of not fewer than two Directors of the Company who are Outside Directors (as provided in Section 162(m) of the Code), Non-Employee Directors (as provided in Rule 16b-3), and “independent directors” (for purposes of the rules of the exchange on which the shares are traded); provided, however, that if at any time any member of the Committee does not so qualify, the Committee may establish a subcommittee of members who satisfy the above requirements.

(d)	Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e)	Repricing; Cancellation and Re-Grant of Awards. Subject to Section 11 relating to Capitalization Adjustments, neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price of any outstanding Options or Stock Appreciation Rights under the Plan, (ii) issue to any Participant a new Award in exchange for the surrender and cancellation of any other Award, if such new Award has an Exercise Price lower than that of the Award for which it is exchanged, or (iii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price greater than the current Fair Market Value of the Common Stock in exchange for cash or other Awards under the Plan.

(f)	Indemnification. To the maximum extent permitted by applicable law, each member of the Committee (including officers of the Company, if applicable), or of the Board, as applicable, shall be indemnified and held harmless by the Company against and from (i) any loss, liability, cost or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan or pursuant to the terms and condition of any Award except for actions taken in bad faith or failures to act in good faith, and (ii) any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such claim, action, suit, or proceeding against him, provided that such member shall give the Company an opportunity, at its own expense, to handle and defend any such claim, action, suit or proceeding before he undertakes to handle and defend it on his behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Bylaws, by contract, as a matter of law, or otherwise, or under any other power that the Company may have to indemnify or hold harmless such person.

3.	Shares Subject to the Plan.

(a)	Share Reserve. Subject to Section 11 relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards under the Plan from and after the Effective Date shall not exceed 1,977,292 shares (the “Share Reserve”), all of which may be issued pursuant to the exercise of Incentive Stock Options. For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan, subject to Section 9(b).

(b)	Adjustments. Subject to Section 3(c), the number of shares available for issuance under the Plan shall be reduced by one share for each share of Common Stock issued pursuant to an Award. If an Award or any portion thereof (i) expires or otherwise terminates without all of the shares of Common Stock covered by such Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan.

(c)	Subsequent Issuance.

(i)             Shares Available For Subsequent Issuance. If any shares of Common Stock issued pursuant to an Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited shall revert to and again become available for issuance under the Plan.

(ii)            Shares Not Available For Subsequent Issuance. The following shares of Common Stock reduce the total number of shares of Common Stock available under the Plan and shall no longer be available for issuance under the Plan: (1) all shares of Common Stock issued pursuant to Restricted Stock Awards that vest, or are issued in settlement of any Award, (2) all shares subject to a Stock Appreciation Right, where such Stock Appreciation Right settled in stock (regardless of the number of shares of Common Stock used to settle the Award), (3) any shares of Common Stock subject to an Award are not delivered to a Participant because the Award is exercised through a reduction of shares subject to the Award (i.e., “net exercise”), and (4) any shares of Common Stock reacquired by the Company to cover tax withholding.

(d)	Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.	Eligibility.
(a)	Eligibility for Specific Awards. Incentive Stock Options may be granted only to U.S. Employees of the Company or any Subsidiary that satisfies the definition of “subsidiary” under Rule 422 of the Securities Act. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b)	Clawback. If required by the Sarbanes-Oxley Act of 2002 and/or by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, each Participant’s Award shall be conditioned on repayment or forfeiture in accordance with applicable law and the related Award Agreement shall reflect any such condition. In addition, the Board may establish such conditions for repayment or forfeiture of Awards as the Board may adopt by policy for the Company or any affiliate.

5.	Provisions Relating to Options and Stock Appreciation Rights.
(a)	Form of Option or SAR. Each Option or SAR shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical. Each Award Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(i)             Term. No Option or SAR shall be exercisable after the expiration of 10 years (or, in the case of an Incentive Stock Option granted to a Participant who is a Ten Percent Shareholder, 5 years) from the date of its grant or such shorter period specified in the Award Agreement.

(ii)            Exercise Price. The exercise price of each Option or SAR shall be not less than 100% (or, in the case of an Incentive Stock Option granted to a Participant who is a Ten Percent Shareholder, 110%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Option or SAR is granted; provided, however, a lower exercise price may be permissible where such Award is being granted pursuant to a merger or other corporate transaction (in which case the exercise price and other terms must comply with Section 422 or 409A of the Code, as applicable) or where such Award contains terms that comply with, or exempt such Award from, the requirements of Section 409A of the Code applicable to nonqualified deferred compensation.  Each SAR will be denominated in shares of Common Stock equivalents.

(iii)           Vesting Generally. An Option or SAR may vest and become exercisable at such times, and subject to such other terms and conditions (which may include satisfaction of performance goals or other criteria) as the Board may deem appropriate and set forth in the Award Agreement. The Award Agreement may set forth the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(b)	Exercise of Options. An Option may not be exercised for a fraction of a share of Common Stock. Except where an Option provides for automatic exercise, to exercise any vested outstanding Option and receive shares of Common Stock issued by the Company with respect to such Option, the Participant must provide written notice of exercise to the Company in accordance with the provisions of the applicable Award Agreement, which shall be accompanied by the payment of the aggregate exercise price as to all shares of Common Stock being exercised and payment of, or arrangement made to satisfy, any applicable tax, withholding or other required payments. Payment, to the extent permitted by applicable law, shall be made by any combination of the methods set forth below:

(i)             by cash, check, bank draft or money order payable to the Company; or

(ii)            by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock (held for any minimum period needed to avoid adverse impacts to the Company’s earnings for financial reporting purposes), valued at their Fair Market Value at the time of exercise, with such documentation as the Board may require.

In addition, payment may be made by one or more of the following methods either upon written consent from the Board or if such method will not result in a charge to the Company’s earnings for financial reporting purposes:

(1)            pursuant to a “cashless exercise” involving the delivery of irrevocable instructions to a broker in a form acceptable to the Company providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon exercise of the Option pursuant to a program or procedure approved by the Company (including, without limitation, a program developed under Regulation T as promulgated by the Federal Reserve Board); or

(2)            in the case of an Option that is a Nonstatutory Stock Option, by (A) a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price; and (B) a payment as described in (i) above from the Participant for any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

(c)	Exercise and Payment of a SAR. Except where a SAR provides for automatic exercise, to exercise any outstanding vested SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the applicable Award Agreement. The distribution payable on the exercise of a SAR will be an amount equal to the excess of (i) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a share of Common Stock equal to the Common Stock equivalent with respect to which the Participant is exercising the SAR on such date, over (ii) the exercise price of the SAR. The payment with respect to a SAR may be made in shares of Common Stock, in cash, or in any combination of the two, or in any other form of consideration, as determined by the Board and contained in the applicable Award Agreement.

(d)	Transferability of Options and SARs. An Option or SAR shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that

(i)             the Board may, in its sole discretion and upon the Participant’s request, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii)            an Option or SAR may be transferred pursuant to a domestic relations order that is acceptable to the Board. If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)           the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant’s estate shall be entitled to exercise the Option or SAR and receive the shares of Common Stock or other consideration resulting from such exercise.

(iv)           the Board may, in its sole discretion, impose such additional limitations on the transferability of Options and SARs as the Board shall determine and set forth in the applicable Award Agreement.

(e)	Termination of Continuous Service.

(i)             Termination Without Cause. Except as otherwise provided in the applicable Award Agreement or other written agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause, or upon the Participant’s death or Disability), each unvested Option or SAR shall automatically and immediately terminate and the Participant may exercise any vested Option or SAR until the earlier of (1) the date that is three months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), or (2) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise a vested Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(ii)            Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, each unvested Option or SAR shall automatically and immediately terminate and the Participant may exercise any vested Option or SAR, until the earlier of (1) the date that is 12 months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), or (2) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise a vested Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(iii)           Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if (1) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (2) the Participant dies within the period (if any) specified in the Award Agreement after the termination of the Participant’s Continuous Service for a reason other than death or Cause, then each unvested Option or SAR shall automatically and immediately terminate and any vested Option or SAR may be exercised by the Participant’s estate, by a person who acquired the right to exercise the vested Option or SAR by bequest or inheritance, or by a person designated to exercise the vested Option or SAR upon the Participant’s death, until the earlier of (1) the date that is 12 months following the date of death (or such longer or shorter period specified in the Award Agreement), or (2) the expiration of the term of such vested Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the vested Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(iv)          Termination for Cause. If a Participant’s Continuous Service is terminated for Cause, all vested and unvested Options or SARs shall automatically and immediately terminate and shall no longer be exercisable.

(v)            Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause or upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then to the extent applicable, the Option or SAR shall terminate on the earlier of (1) the expiration of a total period of three months (that need not be consecutive) after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (2) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in the applicable Award Agreement, if the sale of any shares of Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR shall terminate on the earlier of (1) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the shares of Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (2) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(f)	Non-Exempt Employees. Except as otherwise provided in the applicable Award Agreement, no Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Common Stock until at least 6 months following the date of grant of the Option or SAR. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Participant’s death or Disability, (ii) upon the consummation of any corporate transaction in which such Option or SAR is not assumed, continued, or substituted, or (iii) upon a Change in Control, any such vested Options and SARs may be exercised earlier than 6 months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(g)	Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Award Agreement(s).

(h)	Extension of Exercise Period. The Board may, in its sole discretion, subject to the terms of the Plan, exercisable either at the time an Award is granted or at any time while the Award remains outstanding, extend the period of time for which the Option or Stock Appreciation Right is to remain exercisable following the Participant’s termination of employment or service from the limited exercise period otherwise in effect for that Option or Stock Appreciation Right to such greater period of time as the Board shall deem appropriate, but in no event beyond the expiration of the Option or Stock Appreciation Right term, and/or to permit the Option or Stock Appreciation Right to be exercised, during the applicable post-termination exercise period, not only with respect to the number of vested shares of Common Stock for which such Option or Stock Appreciation Right is exercisable at the time of the Participant’s termination of employment or service but also with respect to one or more additional installments in which the Participant would have vested had the Participant continued in Service. Such an extension may result in recharacterization of an Incentive Stock Option as a Nonstatutory Stock Option.

6.	Restricted Stock Awards and Other Stock Awards.
(a)	Restricted Stock Awards. Each Award Agreement with respect to a Restricted Stock Award shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse, or evidenced by a certificate that shall be held in such form and manner as determined by the Board. The terms and conditions of separate Restricted Stock Awards need not be identical. Each Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:

(i)             Consideration. A Restricted Stock Award may be awarded in consideration for (1) cash, check, bank draft or money order payable to the Company, (2) past services to the Company, or (3) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and that is permissible under applicable law.

(ii)            Vesting. Shares of Common Stock awarded pursuant to a Restricted Stock Award may be subject to forfeiture to the Company in accordance with a vesting schedule based on time or such other terms and conditions (which may include the satisfaction of performance goals or other criteria) as the Board may deem appropriate and set forth in the Award Agreement.

(iii)           Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Award Agreement or other written agreement between the Participant and the Company, if a Participant’s Continuous Service terminates for any reason, all shares of Common Stock awarded pursuant to a Restricted Stock Award that have not yet vested shall automatically and immediately after such termination be forfeited for no consideration and the Participant shall have no further rights with respect to such shares or such Award.

(iv)           Transferability. Shares of Common Stock awarded pursuant to a Restricted Stock Award that have not yet vested shall be transferable by the Participant only upon such terms and conditions as are set forth in the applicable Award Agreement, as the Board shall determine in its sole discretion.

(v)            Shareholder Rights. No shareholder rights, including without limitation dividends and voting rights, shall apply to any Award, including shares of Common Stock subject to a Restricted Stock Award except as provided in Section 10(c). If a Restricted Stock Award provides that any dividends are paid on the underlying shares of Common Stock, such dividends shall be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate and the payment of such dividends must comply with or be exempt from the requirements imposed upon non-qualified deferred compensation under Section 409A of the Code. As a condition to receipt of shares of Common Stock pursuant to any Restricted Stock Award, the Participant shall execute any voting proxies or other similar documents requested by the Board.

(b)	Other Stock Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, shares of Common Stock, including the appreciation in value thereof, may be granted under the Plan. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards, and all other terms and conditions of such Other Stock Awards, so long as the grant of such Other Stock Awards complies with or is exempt from the requirements imposed upon non-qualified deferred compensation under Section 409A of the Code.

7.	Performance Share Awards.

(a)	Grant of Performance Share Awards. Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Board shall have the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the Performance Period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award.

(b)	Earning Performance Share Awards. The number of Performance Shares earned by a Participant will depend on the extent to which the Performance Goals established by the Board are attained within the applicable Performance Period, as determined by the Board (the Performance Period shall not be less than one year from the grant date, subject to earlier terminations due to termination of employment or service, termination of the Plan, Change in Control, or Company liquidation or dissolution). No payout shall be made with respect to any Performance Share Award except upon written certification by the Board that the minimum threshold performance goal(s) have been achieved.
(c)	Shareholder Rights. No shareholder rights, including without limitation dividend and voting rights, shall apply to shares of Common Stock subject to a Performance Share Award except as provided in Section 10(c). If a Performance Share Award provides that any dividends are paid on the underlying shares of Common Stock, such dividends shall be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Performance Share Award to which they relate and the payment of such dividends must comply with or be exempt from the requirements imposed upon non-qualified deferred compensation under Section 409A of the Code.
8.	Performance Compensation Awards.

(a)	General. The Board shall have the authority, at the time of grant of any Award to designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code, provided that such designation shall not be necessary for Options and Stock Appreciation Rights granted with an exercise price equal to or greater than the Fair Market Value per share of Common Stock on the grant date, which should already qualify as “performance-based compensation” under Section 162(m) of the Code. In addition, the Board shall have the authority to make an Award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.
(b)	Eligibility. The Board will, in its sole discretion, designate within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to vest or receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant vests or becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 8. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(c)	Discretion of the Board. With regard to a particular Performance Period, the Board shall have full discretion to select the length of such Performance Period (provided any such Performance Period shall be not less than one year from the grant date, subject to earlier terminations due to termination of employment or service, termination of the Plan, Change in Control, or Company liquidation or dissolution to the extent permitted by Section 162(m) of the Code), the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply to the Company and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Board shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 8(c) and record the same in writing.
(d)	Vesting or Payment.
(i)	Condition to Vesting or Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for vesting or payment in respect of a Performance Compensation Award for such Performance Period.

(ii)	Limitation. A Participant shall be eligible to vest or receive payment in respect of a Performance Compensation Award only to the extent that: (1) the Performance Goals for such period are achieved; and (2) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

(iii)	Certification. Following the completion of a Performance Period, the Board shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Compensation Awards vested or earned for the period based upon the Performance Formula. The Board shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 8(d)(iv) hereof, if and when it deems appropriate.

(iv)	Use of Discretion. In determining the actual size of an individual Performance Compensation Award vested or earned for a Performance Period, the Board may reduce or eliminate the amount of the Performance Compensation Award vested or earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Board shall not have the discretion to (1) vest, grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (2) increase a Performance Compensation Award above the maximum amount payable under Section 8(d)(vi) of the Plan.

(v)	Timing of Cash Award Payments. Performance Compensation Awards consisting of a cash bonus that are granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 8(d), but in no event later than 2 1/2 months following the end of the calendar year during which the Performance Period is completed and such bonus is earned.

(vi)	Maximum Award Payable. Notwithstanding any provision contained in this Plan to the contrary, the maximum Performance Compensation Award payable to any one Participant under the Plan for a Performance Period (excluding any Options and Stock Appreciation Rights) is 12,500 shares of Common Stock or, in the event such Performance Compensation Award is paid in cash, the equivalent cash value thereof on the first or last day of the Performance Period to which such Award relates (as determined by the Board). The maximum amount that can be paid in any calendar year to any Participant pursuant to a cash bonus Award described in the last sentence of Section 8(a) shall be $500,000. Furthermore, any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (1) with respect to a Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Board or (2) with respect to a Performance Compensation Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date.

(vii)	Shareholder Rights. No shareholder rights, including without limitation dividend and voting rights, shall apply to shares of Common Stock subject to a Performance Compensation Award except as provided in Section 10(c). If a Performance Compensation Award provides that any dividends are paid on the underlying shares of Common Stock, such dividends shall be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Performance Compensation Award to which they relate and the payment of such dividends must comply with or be exempt from the requirements imposed upon nonqualified deferred compensation under Section 409A of the Code.

9.	Covenants of the Company.
(a)	Availability of Shares. During the terms of the Plan and Awards issued thereunder, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy any Award that may be issued under the Plan.

(b)	Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register the Plan, any Award, or any Common Stock issued or issuable pursuant to any such Award under the Securities Act. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that legal counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue or sell Common Stock pursuant to such Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.

(c)	No Obligation to Notify or Minimize Taxes. The Company shall have no duty or obligation to any Participant to advise such Participant as to the time or manner of exercising any Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such Participant of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to any person. Notwithstanding anything in this Plan or the applicable Award Agreement to the contrary, neither the Company nor any other person or entity guarantees, warrants or otherwise represents that an Award made under this Plan will produce any favorable or desired tax or other result; and any statement, inference or other communication to the contrary (under this Plan, the applicable Award Agreement or otherwise) is and shall be subject to the provisions and qualifications and disclaimer of this sentence. The Participant shall be solely and exclusively responsible for any and all such results.

10.	Miscellaneous.

(a)	Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards shall constitute general funds of the Company.
(b)	Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant, provided that the following terms of the Award are fixed and/or designated on the date of such corporate action (as applicable): the maximum number of shares of Common Stock subject to the Award, the exercise price of the Award (in the case of an Option or Stock Appreciation Right), and the identity of the Participant.

(c)	Shareholder Rights. Unless otherwise provided in the applicable Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for vesting and, if applicable, exercise of the Award, and (ii) the issuance of shares of Common Stock subject to such Award has been entered into the books and records of the Company. Common Stock acquired pursuant to any Award is subject to the terms and conditions of the Certificate of Incorporation, Stockholders Agreement and other governing documents of the Company, as they may be amended from time to time. As a condition to the grant of an Award and/or the issuance of Common Stock on exercise or vesting of an Award, the Participant agrees to become a party to the Stockholders Agreement, and any buy-sell agreement, redemption agreement, repurchase agreement, restriction agreement, non-competition agreement or a governing document, of the Company or between the Company or an affiliate and stockholders, directors or employees of the Company or an affiliate, or among stockholders of the Company or an affiliate.

(d)	No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement, or any other instrument executed thereunder or in connection with any Award granted pursuant thereto, shall confer upon any Participant any right to continue in the service of the Company or a Subsidiary in the capacity in effect at the time the Award was granted or shall affect the right of the Company or a Subsidiary to terminate (i) the employment or service of an Employee or Consultant with or without notice and with or without cause, or (ii) the service of a Director pursuant to the Bylaws of the Company or any applicable Subsidiary, and any applicable provisions of the corporate law of the state in which the Company or any such Subsidiary is incorporated, as the case may be.

(e)	Taxes; Withholding Obligations. Except where otherwise approved by the Committee with respect to an Award, and unless the Participant elects to make a direct payment to the Company, the Company shall withhold shares of Common Stock that would otherwise be acquired on exercise, vesting or settlement of an Award (valued at their Fair Market Value as of such withholding date) equal to the maximum Federal, State and local taxes, domestic or foreign, permitted by law or regulation to be withheld in the applicable jurisdiction with respect to such taxable event under the Plan. Only whole shares of Common Stock shall be withheld (rounded down so as not to exceed such limit). Any remaining amount determined by the Company to be due shall be withheld from other compensation due to the Participant by the Company or its affiliates or by the Participant remitting payment to the Company of such amount. Notwithstanding the above, in the case of Options or SARs, such tax withholding shall be accomplished based on the Participant's election as set forth in Section 5. Regardless of whether the Company withholds with respect to any Award, or the method used, the Participant shall retain sole responsibility for all taxes due in connection with his or her Award.

(f)	Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.
(g)	Requirements Of Law.

(i)             The granting of Awards and the issuance of shares of Common Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. If at any time on or after the Effective Date, the Board, in its discretion, shall determine that the requirements of any applicable federal or state securities laws should fail to be met, no shares of Common Stock issuable under Awards and no Options or Stock Appreciation Rights shall be exercisable until the Board has determined that these requirements have again been met. The Board may suspend the right to exercise an Options or SAR at any time when it determines that allowing the exercise and issuance of shares of Common Stock would violate any federal or state securities or other laws, and may provide that any time periods to exercise the Option or SAR are extended during a period of suspension. Effective on and after the date that the Company becomes Publicly-Traded, transactions under this Plan with respect to “Insiders,” are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. To the extent any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

(ii)            Each Award Agreement and each certificate representing securities granted pursuant to the Plan (including securities issuable pursuant to the terms of derivative securities) may bear such restrictive legend(s) as the Company deems necessary or advisable under applicable law, including Federal and state securities laws.

(iii)           If the date of the vesting or lapse of restriction with respect to any Award, other than an Option or SAR, held by Participant who is subject to the Company’s policy regarding trading of its stock by its officers and directors and shares of Common Stock (the “original vesting date”) is not within a “window period” applicable to the Participant, as determined by the Company in accordance with such policy, then the vesting or lapse of the restrictions with respect to such Award shall not occur on such original vesting date and shall instead occur on the first day of the next “window period” applicable to the Participant pursuant to such policy.

(h)	Compliance with Section 409A. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall include provisions intended to cause such Award to be compliant with, or exempt from, Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted accordingly. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly-traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before the first day of the calendar month following the date that is 6 months after the date of such Participant’s “separation from service” (as such term is defined in Section 409A of the Code and Treasury Reg. Section 1.409A-1(h) without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death. If a Restricted Stock Award provides for payment of dividends to the Participant before the Restricted Stock Award vests, any such dividend payments shall be paid not later than March 15 of the calendar year following the calendar year in which the dividend is issued by the Company to all shareholders of record generally.

(i)	Gender and Number; Headings. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. Headings are included for the convenience of reference only and shall not be used in the interpretation or construction of any such provision contained in the Plan.

(j)	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

11.	Adjustments upon Changes in Common Stock; Other Corporate Events.

(a)	Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class and maximum number of securities subject to the Plan, (ii) the class and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options, (iii) the class and maximum number of securities that may be awarded to any person, and (iv) the class and number of securities and price per share of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.
(b)	Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition) shall automatically terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to a forfeiture condition may be reacquired by the Company without consideration notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Awards to become fully vested, exercisable and/or no longer subject to forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c)	Corporate Transaction. The following provisions shall apply to Awards in the event of a Change in Control, unless otherwise provided in the applicable Award Agreement or any other written agreement between the Company, any Subsidiary, or any of their affiliates and the Participant. In the event of a Change in Control, notwithstanding any other provision of the Plan, the Board shall, in its sole discretion, and without the consent of or any other liability, duty or obligation to the Participant, take one or more of the following actions with respect to Awards, contingent upon the closing or completion of the transaction resulting in the Change in Control:

(i)             arrange for the surviving company or acquiring company (or the surviving or acquiring company’s parent company) to assume or continue the Award or to substitute a similar award for the Award (including, but not limited to, an award to acquire the same consideration paid to the shareholders of the Company pursuant to the transaction).

(ii)            arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Award to the surviving company or acquiring company (or the surviving or acquiring company’s parent company).

(iii)           accelerate the vesting of an Award to a date prior to the effective time of such Change in Control as the Board shall determine (or, if the Board shall not determine such a date, to the date that is 15 days prior to the effective date of the Change in Control), with such Award terminating if not exercised (if applicable) at or prior to the effective time of the transaction resulting in the Change in Control.

(iv)           arrange for the lapse of any reacquisition or repurchase rights held by the Company with respect to the Award.

(v)            cancel or arrange for the cancellation of the Award prior to the effective time of the Change in Control transaction in exchange for payment to the Participant of the excess of the Fair Market Value of the shares of Common Stock subject to the Award as of the closing date of the transaction over the exercise price, or purchase price paid or to be paid, as applicable, for the shares of Common Stock subject to the Award. Any payments with respect to the cancellation of an Award may be paid on the same schedule and in the same form as consideration is paid to the shareholders of Common Stock of the Company in connection with the corporate transaction resulting in the Change in Control so long as all payments shall be made, if at all, to the Participant by not later than the end of the five-year period following the closing date of the transaction and, to the extent applicable, such delay otherwise complies with Section 409A of the Code.

(vi)           cancel any outstanding Award (with no payment due), provided that, at the time of cancellation, the exercise price of any such Award is equal to or greater than the per share consideration being paid in connection with the Change in Control transaction.

The Board need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants.

(d)	Change in Control Acceleration. An Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the applicable Award Agreement or as may be provided in any other written agreement between the Company or any Subsidiary and the Participant, but in the absence of such provision no such acceleration shall occur.

12.	Termination or Suspension of the Plan.
(a)	Plan Term. The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan shall automatically terminate on the day before the 10th anniversary of the date the Plan is adopted by the Board. No Awards may be granted under the Plan while the Plan is suspended or on or after it is terminated.

(b)	No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted and outstanding while the Plan is in effect, except with the written consent of the affected Participant.

13.	Choice of Law.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

14.	Damages/Arbitration.

(a)	Binding Arbitration. Except where prohibited by law, any claim, dispute or other matter in question of any kind relating to this Plan must be settled by arbitration in accordance with the rules of the American Arbitration Association. Notice of demand for arbitration must be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute under the Plan and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

(b)	Limitation on Damages. In the event of any breach or other violation of any term of this Plan or the applicable Award Agreement, neither the Company, nor any of the Company’s owners, officers, Directors, Board, employees or other agents or affiliates or any other person shall be liable to the Participant for any punitive, consequential, special or other damages under or in connection with any breach or other violation of, under or in connection with this Plan or the applicable Award Agreement, and the Participant’s sole and exclusive remedy shall be only the Participant’s actual damage (if any) directly resulting directly from such applicable breach or other violation, if any.

15.	Addenda. The Board may approve such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards other than Incentive Stock Options to foreign individuals. Such addenda may contain such terms and conditions as the Board deems necessary or appropriate to accommodate for differences in local law, tax policy or custom that deviate from the terms and conditions set forth in this Plan The terms of any such addenda shall supersede the terms of the Plan to the extent necessary to accommodate such differences, but shall not otherwise affect the terms of the Plan as in effect for any other purpose.

16.	Definitions. As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:
(a)	“Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Stock Appreciation Right, a Performance Share, a Performance Unit, or any Other Stock Award.

(b)	“Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock after the Effective Date without the receipt of consideration by the Company and not pursuant to a Change in Control, through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(e)	“Cause” shall have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term shall include, but not be limited to, the commission of any felony, any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure of confidential information or trade secrets of the Company, or any other intentional misconduct or violation of Company policies adversely affecting the business or affairs of the Company in a material manner. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Board in its sole discretion. Any determination by the Board that the service of a Participant was terminated with or without Cause for purposes of this Plan shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(f)	“Change in Control” means the occurrence of any one or more of the following events:

(i)             the consummation of a transaction, or a series of related transactions undertaken with a common purpose, in which any individual, entity or group (a “Person”), acquires ownership of stock of the Company that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock; or

(ii)            a sale, lease, exchange or other transfer, in one transaction or a series of related transactions undertaken with a common purpose, of the Company’s assets having a total gross fair market value of 40% or more of the total gross fair market value of all of the assets of the Company. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Plan, a Change in Control will not include (1) a transaction in which the holders of the outstanding voting securities of the Company immediately prior to the transaction hold at least 50% of the outstanding voting securities of the successor company immediately after the transaction; (2) any transaction or series of transactions approved by the Board principally for bona fide equity financing purposes in which cash is received by the Company or any successor company or indebtedness of the Company is cancelled or converted or a combination thereof, (3) a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets to a majority-owned subsidiary company; or (4) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including, but not limited to, reincorporating the Company in a different jurisdiction, or creating a holding company. Notwithstanding the foregoing, in the event that an Award is “deferred compensation” subject to compliance with Code Section 409A, a “Change in Control” will only be deemed to occur if the consummation of the corporate transaction meets the requirements of Reg. Section 1.409A-3(a)(5).

(g)	“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance issued thereunder.
(h)	“Committee” means a committee of one or more Directors of the Company to whom authority has been delegated by the Board in accordance with Section 2(c).
(i)	“Common Stock” means the common stock of the Company.
(j)	“Company” means FirstSun Capital Bancorp, a Delaware corporation.
(k)	“Consultant” means any individual person, including an advisor, who is (i) engaged by the Company or a Subsidiary to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of a Subsidiary and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(l)	“Continuous Service” means that the Participant’s service with the Company or a Subsidiary, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or a Subsidiary as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or a Subsidiary, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as a Subsidiary, as determined by the Board, in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as a Subsidiary. To the extent permitted by law, the Board or the Chief Executive Officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Board or Chief Executive Officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, a Subsidiary, or their successors. A leave of absence shall be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. Notwithstanding the foregoing, if an Employee is holding an Incentive Stock Option and a leave of absence exceeds three months, then for purposes of Incentive Stock Option status only, such Employee’s service as an Employee shall be deemed terminated on the first day following such three-month period and the Incentive Stock Option shall thereafter automatically become a Nonstatutory Stock Option in accordance with applicable law, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.
(m)	“Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code.
(n)	“Director” means a member of the Board or a director of a Subsidiary.
(o)	“Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(p)	“Effective Date” means the effective date of this Plan, as determined pursuant to Section 1(c) of the Plan.
(q)	“Employee” means any person employed as an employee by the Company or a Subsidiary as evidenced by payroll records. Service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.
(r)	“Entity” means a corporation, partnership, limited liability company or other entity.
(s)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations issued thereunder.
(t)	“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)              If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)            Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation as described in subsection (t)(i) above exists.

(iii)           In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith by the reasonable application of a reasonable valuation method and in a manner that complies with Sections 409A and 422 of the Code.

(u)	“Incentive Stock Option” means an option granted under the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(v)	“Negative Discretion” means the discretion authorized by the Plan to be applied by the Board to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 8(d)(iv) of the Plan; provided, that, the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

(w)	“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or a Subsidiary, does not receive compensation, either directly or indirectly, from the Company or a Subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(x)	“Nonstatutory Stock Option” means any option granted under the Plan that does not qualify as an Incentive Stock Option.
(y)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(z)	“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(aa)	“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(bb)	“Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(b).
(cc)	“Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(dd)	“Own,” “Owned,” “Owner,” “Ownership” means, with respect to any person or Entity, such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(ee)	“Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(ff)	“Performance Compensation Award” means any Award designated by the Board as a Performance compensation Award pursuant to Section 8 of the Plan.

(gg)	“Performance Criteria” means the criterion or criteria that the Board shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or Subsidiary, affiliate, division, business unit or operational unit of the Company) and shall be limited to the following:

(i)	return on assets, return on tangible assets, cash return on assets, or cash return on tangible assets;
(ii)	return on equity, return on tangible equity, cash return on equity, or cash return on tangible equity;
(iii)	levels of or changes in levels of net interest income, net interest margin, efficiency ratio, cash efficiency ratio, provision, provision rate, net charge-off, net charge-off ratio, fee income, total revenue, earnings per share, pre-tax income, or net income;
(iv)	levels or trends in specified financial statement line items or components thereof (may include, but is not limited to, cost of deposits, growth of deposits, cost of funds, loan growth, loan yields, or interest earning asset yields);
(v)	levels of or trends in non-performing assets;
(vi)	earnings per share (basic or diluted), or core earnings per share and growth;
(vii)	book value per share, tangible book value per share or growth thereof;
(viii)	absolute or relative metrics of stock performance, dividends, and total return to shareholders;
(ix)	achieving or maintaining specified levels of performance under GAAP and/or regulatory capital;
(x)	strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, regulatory matters, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons;

(xi)	personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, and the completion of other corporate transactions; and
(xii)	any combination of, or a specified increase in, any of the foregoing, and any of the foregoing goals may be measured at enterprise level or at business line or geographic level.

Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or a Subsidiary as a whole or any division, business unit or operational unit of the Company and/or a Subsidiary or any combination thereof, as the Board may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Board, in its sole discretion, deems appropriate. The Board also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Section 162(m) of the Code, the Board shall, within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period. In the event that applicable tax and/or securities laws change to permit the Board discretion to alter the governing Performance Criteria without obtaining shareholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining shareholder approval.

(hh)	“Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(ii)	“Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. The Board is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of Participants based on the following events:

(i)	asset write-downs;
(ii)	litigation or claim judgments or settlements;
(iii)	the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results;
(iv)	any reorganization and restructuring programs;
(v)	extraordinary, unusual or infrequently occurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year;
(vi)	acquisitions or divestitures;
(vii)	any other specific unusual or nonrecurring events, or objectively determinable category thereof; and
(viii)	a change in the Company’s fiscal year.

(jj)	“Performance Period” means the one or more periods of time of not less than one year in duration, but subject to such shorter duration for new hires, terminations of employment or service, termination of the Plan, Change in Control, or Company liquidation or dissolution as the Board may select in accordance with applicable law (including, where applicable, Code Section 162(m)), over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award.

(kk)	“Performance Share” means the grant of a right to receive a number of actual shares of Common Stock or share units based upon the performance of the Company during a Performance Period, as determined by the Board.

(ll)	“Performance Share Award” means any Award granted pursuant to Section 7 hereof.

(mm)	“Plan” means this 2017 First Sun Capital Bancorp Equity Incentive Plan.

(nn)	“Publicly-Traded” means the Company's Common Stock is registered on a national securities exchange or the Company has filed a registration statement pursuant to Section 12(g) of the Exchange Act.

(oo)	“Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a) of the Plan.

(pp)	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(qq)	“Securities Act” means the Securities Act of 1933, as amended.

(rr)	“Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(ss)	“Stockholders Agreement” means the Stockholders’ Agreement of FirstSun Capital Bancorp dated June 19, 2017, as amended from time to time, or any successor agreement.

(tt)	“Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%. The Board shall have the authority to determine the time or times at which “Subsidiary” status is determined within the foregoing definition.

(uu)	“Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its affiliates.
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